Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-197041 and 333-120312) on Form S-8 of NewMarket Corporation of our report dated June 2, 2021, relating to our audits of the financial statements and supplemental schedule of the Savings Plan for the Employees of NewMarket Corporation and Affiliates, which appears in this Annual Report on Form 11-K of the Savings Plan for the Employees of NewMarket Corporation and Affiliates for the years ended December 31, 2020 and 2019.

/s/ PBMares, LLP

Richmond, Virginia
June 2, 2021